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                              STANDSTILL AGREEMENT

                 THIS AGREEMENT is made as of the 14th day of November, 1996 by and between Brandywine Realty Trust, a Maryland real estate investment trust (the "Trust") and RAI Real Estate Advisers, Inc. ("RAI"), as the voting trustee of a voting trust dated as of November 6, 1996 between the Commonwealth of Pennsylvania State Employes' Retirement System ("SERS") as shareholder and RAI as voting trustee (the "Holder").

                 WHEREAS, as of the date hereof, pursuant to a Contribution Agreement dated November 6, 1996 among, inter alia, the Trust and the Holder (the "Contribution Agreement"), Holder is acquiring 481,818 Series A Convertible Preferred Shares, par value $.01 per share (the "Convertible Preferred Shares") and a warrant to purchase 400,000 common shares of beneficial interest, par value $.01 per share (the "Common Shares"). The Convertible Preferred Shares and the Common Shares issuable upon conversion thereof are collectively referred to herein as the "Shares;"

                 WHEREAS, pursuant to the Contribution Agreement and a Securities Purchase Agreement dated November 6, 1996 between the Trust and the Holder (the "Securities Purchase Agreement"), the Holder is expected to acquire additional Shares; and

                 WHEREAS, the Trust desires to obtain from the Holder, and the Holder desires to obtain from the Trust, certain agreements, as set forth herein.

                 NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

                 1. Proxy Solicitations. During the term hereof, without the consent of a majority of the independent members of the Board of Trustees of the Trust (the "Board of Trustees"), Holder agrees that it will not: (i) make or participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A promulgated pursuant to the Exchange Act) or become a "participant" in any "election contest" (as such terms are used in Regulation 14A) with respect to the Trust, (ii) seek to encourage any third person to vote Common Shares in opposition to the recommendation of a majority of the Board of Trustees, (iii) propose any amendment to the Declaration of Trust of the Trust (the "Declaration of Trust") or (iv) assist any attempt by any other person or entity to do any of the foregoing.

                 2. Voting of Common Shares; Submission of Matters to Vote of Shareholders; Conversion. During the term hereof, the Holder agrees to vote all Shares beneficially owned by it in accordance with the recommendations of a majority of the Board of Trustees on any matter submitted to a vote of shareholders other than on any of the following matters: (i) a merger, consolidation or liquidation of the Trust or a sale by the Trust of all or substantially all of its assets; (ii) any amendment to the Declaration of Trust or to the Partnership Agreement (as defined in Section 4(a) below); (iii) the nomination of a new member to the Board of Trustees; (iv) the Trust's incurring debt as a result of which the aggregate principal amount of its debt at the time of incurrence would exceed the Trust's Equity Market
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Capitalization (as defined in Section 8 below); and (v) any Related Party
Transaction (as defined in Section 8 below). Without the prior written approval of the Holder during the term hereof (and, as to clause (iv) above, until the Deferred Purchase Price (as defined in the Contribution Agreement) has been paid in full), the Trust shall not effect any of the preceding matters without first obtaining approval thereof by shareholders in accordance with the Declaration of Trust and applicable law. Upon the written request of the Trust delivered to the Holder at least ten (10) days prior to the record date for the applicable meeting, the Holder shall convert into Common Shares prior to such record date the number of Convertible Preferred Shares specified by the Trust in such request as being permissible to be so converted and shall vote such Common Shares in favor of the right of the Holder to convert the Convertible Preferred Shares on an unlimited basis.

                 3. Restrictions on Dispositions. During the term hereof, the Holder shall not, directly or indirectly, sell, assign, transfer or otherwise dispose of any Shares, except: (i) in transactions under Rule 144 promulgated under the Securities Act of 1933, as amended; (ii) in a private transaction to any person who is not then a business competitor of the Trust and who, immediately following the transaction, would own less than five percent (5%) of the outstanding Common Shares (assuming the conversion of all outstanding Convertible Preferred Shares and the conversion of all of the Class A Units of the Partnership (as defined in Section 4(a) below)); (iii) in response to a bona fide tender or exchange offer by a third party for at least 80% of the outstanding Common Shares and supported by a majority of the Board of Trustees; (iv) in a merger or statutory share exchange pursuant to which ownership of the Trust is acquired by a third party; or (v) pursuant to incidental registration rights of the Holder pursuant to a Registration Rights Agreement of even date herewith between the Trust and the Holder. During the term hereof, the Holder agrees to enter into a customary "lock-up" letter upon the request of the underwriters in connection with any public equity offering by the Trust, provided that (i) the duration thereof does not extend for more than 180 days following the effective date of the applicable registration statement and (ii) all other holders of in excess of ten percent (10%) of the outstanding Common Shares and all Trustees and executive officers of the Trust execute a substantially similar letter. Notwithstanding anything to the contrary herein, the Holder may pledge any and all of its Shares to secure up to $15 million in borrowings.

                 4.       Business Operations.

                          (a)     Prior to the consummation by the Trust of a
Secondary Offering, without the prior written approval of the Holder, the Trust may not materially deviate from the description of its business plans set forth under the caption "Prospectus Summary" in the draft of Amendment No. 1 ("Amendment No. 1") to the Trust's Registration Statement on Form S-11 attached as Exhibit A to the Securities Purchase Agreement and may not do any of the following: (i) engage in speculative development; (ii) acquire any individual property with a purchase price in excess of $25 million; (iii) acquire or dispose of any portfolio of properties with an aggregate purchase price which exceeds 25% of the amount equal to the Trust's Equity Market Capitalization plus the principal amount of all outstanding debt secured by mortgages on the Trust's properties; (iv) acquire any properties outside the Trust's Primary Market Area (as defined in Section 8 below); (v) acquire any properties other than office, warehouse, flex or industrial properties; (vi) incur additional indebtedness in any one transaction or in any series of


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related transactions in excess of $25 million; (vii) except as provided in
Section 4(b) below, issue any additional shares of beneficial interest (other than issuances of Common Shares to funds managed by Morgan Stanley Asset Management, Inc., as more fully described in Amendment No. 1) the Registration Statement) or permit Brandywine Operating Partnership, L.P., a Delaware limited partnership (the "Partnership"), to issue Partnership Interests (as defined in the Partnership's Agreement of Limited Partnership dated August 22, 1996 (the "Partnership Agreement")); (viii) amend in any material manner the Partnership Agreement; (ix) acquire any property other than through the Partnership, unless acquired by the Trust and contributed to the Partnership; or (x) make any material change to the employment agreements between Brandywine Realty Services Company, Inc. ("Brandywine") and Anthony A. Nichols, Sr. and Gerald H. Sweeney (other than to permit such agreements to be assigned to the Trust).

                          (b)     Section 4(a)(vii) shall not apply to (A)
Common Shares issued pursuant to options and warrants outstanding on the date of this Agreement, (B) Common Shares issued to officers, trustees, directors or employees of, or consultants to, the Trust and its affiliates upon the exercise of warrants, rights or options which (x) are issued pursuant to employee benefit plans, employment agreements or consulting agreements, in each case approved by the Board of Trustees or an appropriate committee of the Trust's Board of Trustees, and (y) have an exercise price not less than 85% of the current market price of the Common Shares at the time of issuance of such warrant, right or option, (C) Common Shares issued on redemption of Class A units of limited partnership interest in the Partnership issued or issuable to Safeguard Scientifics (Delaware), Inc. ("Safeguard") and The Nichols Company ("TNC") and certain other persons, or their respective affiliates, in connection with the transactions contemplated by the Contribution Agreement dated July 31, 1996, by and among the Trust, Safeguard and TNC, (D) Common Shares issuable to (i) Messrs. Belcher, Gallagher, Nichols and Sweeney upon exercise of warrants issued to them on or as of August 22, 1996 pursuant to their employment agreements with Brandywine and (ii) certain other employees of the Trust or Brandywine upon exercise of warrants issued to them on or as of August 22, 1996 for the purchase of an aggregate of 40,000 Common Shares, (E) up to 236,200 Common Shares reserved for issuance to Richard M. Osborne, Sr. or to an entity controlled by him ("Osborne") upon the repayment of unsecured debt issued to or held by Osborne and up to 236,200 Common Shares issuable to Osborne upon exercise of a warrant previously issued to him or issuable upon repayment of unsecured debt issued to or held by Osborne, (F) Common Shares issued upon conversion of the Convertible Preferred Shares, (G) Common Shares or Convertible Preferred Shares issued to the Holder or to or for the benefit of SERS, (H) Common Shares issued in a Secondary Offering, or (I) Partnership Interests issued (i) to acquire Residual Interests pursuant to Section 4.4 of the Partnership Agreement, (ii) upon the achievement of debt discounts pursuant to Section 4.5 of the Partnership Agreement; or (iii) to the Trust on account of capital contributions to the Partnership in accordance with the terms of the Partnership Agreement.

                 5. REIT Status. During the term hereof, the Holder agrees not to pursue any action which may disqualify the Trust's status as a real estate investment trust under the Internal Revenue Code of 1986.


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                 6.       Legend.  During the term hereof, the Trust may cause
any certificates evidencing Shares beneficially owned by the Holder to bear a legend indicating the existence of this Agreement.

                 7.       Term.

                          (a)     Unless terminated earlier pursuant to Section
7(b) below and as otherwise provided with respect to Section 2(iv) above, the term of this Agreement shall be for a period ending on the earlier of the (i) second anniversary of the date of this Agreement or (ii) the date on which the Holder owns less than twenty percent (20%) of the Common Shares assuming the conversion of all outstanding Convertible Preferred Shares.

                          (b)     The Holder shall have the right, upon written
notice to the Trust, to terminate this Agreement (except as to Section 2(iv) as provided above) at any time after one year from the date of this Agreement if:
(i) for two successive calendar quarters commencing with the quarter ending December 31, 1996, the total debt of the Trust as of the end of such quarters exceeds the Trust's Equity Market Capitalization; (ii) for two successive calendar quarters commencing with the quarter ending December 31, 1996, the Holder did not receive a cash distribution at least equal to $.11 per Common Share into which the Convertible Preferred Shares are convertible (subject to appropriate adjustment for share splits, share dividends and similar transactions subsequent to November 6, 1996), which distribution shall not exceed 90% of Funds From Operations (as defined in Section 8 below) for such quarter; (iii) the Equity Market Capitalization of the Trust is less than $100 million at any time on or after one year from the date of this Agreement; or
(iv) the Trust acquires any property other than through the Partnership, unless acquired by the Trust and contributed to the Partnership.

                          (c)     Upon expiration or termination of the term,
all rights and obligations of the parties hereto shall terminate, except as provided with respect to Section 2(iv) above and except for any rights arising out of the breach by a party hereto of its obligations hereunder.

                 8. Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 8 and shall be equally applicable to both singular and plural forms.

                          "Current Market Price" of a Common Share shall be
determined as follows:

                                  (i)      If the Common Shares are listed on a
national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on The Nasdaq Stock Market, the Current Market Price shall be the last reported sale price of the Common Shares on such exchange or system on the last business day prior to the valuation date, or if no such sale is made on such day, the average closing bid and asked prices of the Common Shares for such day on such exchange or system; or


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

                                  (ii)     If the Common Shares are not so
listed or admitted to unlisted trading privileges, the Current Market Price shall be the mean of the last reported bid and asked prices reported by the National Quotation Bureau, Inc., on the last business day prior to the valuation date; or

                                  (iii)    If the Common Shares are not so
listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the Current Market Price per Common Share shall be an amount, not less than 90% of the book value per Common Share as at the end of the most recent fiscal year of the Trust ending prior to the valuation date, determined in such reasonable manner as may be prescribed in good faith by the Board of Trustees.

                          "Equity Market Capitalization" means the product of
(A) the Current Market Price of a Common Share and (B) the number of outstanding Common Shares assuming the conversion of all outstanding Convertible Preferred Shares and all Class A Units of the Partnership.

                          "Funds From Operations" means net income (loss),
excluding extraordinary items, gains and losses from sales of property, plus depreciation and amortization and other non-cash charges and similar adjustments for unconsolidated subsidiaries, all as calculated in accordance with generally accepted accounting principles applied on a consistent basis with past periods.

                          "Primary Market Area" means Bucks, Chester, Delaware
and Montgomery counties in Pennsylvania; Burlington, Camden, Gloucester, Mercer and Salem counties in New Jersey; and New Castle county in Delaware.

                          "Related Party Transaction" means any transaction
involving the Trust or the Partnership and any of their officers, trustees, partners or holders of more than five percent of beneficial interests or partnership interests, as the case may be, which would be required to be disclosed under Items 402 or 404 of Regulation S-K.

                          "Secondary Offering" means an underwritten primary
public offering of Common Shares pursuant to a registration statement on Form S-11 declared effective by the Securities and Exchange Commission which results in gross proceeds to the Trust (prior to reduction for the underwriters' discount) of at least $50 million.

                 9. Specific Performance and Remedies. The parties to this Agreement acknowledge and agree that irreparable damage would occur to the aggrieved party in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, and acknowledge and agree that termination of this Agreement and monetary damages would not provide adequate remedies. It is accordingly agreed that each of the parties shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States in addition to any other remedy to which it may be entitled at law or in equity, including, without limitation, monetary damages.


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

                 10. Expenses. All fees and expenses incurred by any party hereto shall be borne by the party incurring them; provided that the Trust shall reimburse the Holder for the legal fees and expenses incurred by it in connection with the preparation and negotiation of this Agreement; and provided further that, if any party incurs expenses in an effort to enforce compliance by another party of its obligations hereunder and prevails in such effort, the prevailing party shall be entitled to recover such expenses from such other party.

                 11. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but may be amended only by an instrument in writing signed by each of the parties hereto.

                 12. Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto. Each such executed counterpart shall be, and shall be deemed, an original instrument, and all such executed counterparts shall be deemed to be one and the same instrument.

                 13. Notices. All notices given hereunder shall be in writing and delivered personally, or sent by telex, telecopier or registered mail, postage prepaid, or by overnight delivery service, addressed as follows:

                                  If to The Trust:

                                  Brandywine Realty Trust
                                  16 Campus Boulevard
                                  Suite 150
                                  Newtown Square, PA 19073
                                  Attention:  Gerard A. Sweeney, President
                                  Telecopier No. (610) 325-5622

                                  With a copy to:

                                  Pepper, Hamilton & Scheetz
                                  3000 Two Logan Square
                                  18th and Arch Streets
                                  Philadelphia, PA 19103
                                  Attention:  Michael H. Friedman, Esquire
                                  Telecopier No. (215) 981-4750


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                                  If to The Holder:

                                  RAI Real Estate Advisers, Inc.
                                  259 Radnor-Chester Road
                                  Suite 200
                                  Radnor, PA 19087
                                  Attention:  Richard K. Layman, President
                                  Telecopier No. (610) 964-0830

                                  With a copy to:

                                  Wolf, Block, Schorr and Solis-Cohen
                                  Twelfth Floor Packard Building
                                  S.E. Corner 15th and Chestnut Streets
                                  Philadelphia, PA 19102
                                  Attention:  Jason M. Shargel, Esquire
                                  Telecopier No. (215) 977-2346

or to such other address, or such telex or telecopier number, as any party may, from time to time, designate in a written notice given in like manner. Notice given by overnight delivery service shall be deemed delivered on the day following the date the same is accepted for next day delivery by said service. Notice delivery by telecopier shall be deemed to be delivered when transmitted. Notice delivered personally shall be deemed to be delivered when delivered to the addressee.

                 14. Choice of Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without reference to the conflict of laws principles thereof.

                 15. Headings. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

                 16. No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                 17. Severability. If any clause, provision or section of this Agreement is held illegal or invalid by any court, the illegality or invalidity of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid clause, provision or section had not been contained herein. In case any agreement or obligation contained in this Agreement is held to be in violation of law, then such agreement or obligation shall be deemed


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

to be the agreement or obligation of the applicable party hereto only to the full extent permitted by law.

                 18. Non-Recourse. No recourse shall be had for any obligation of the Trust hereunder, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, shareholder, officer or employee of the Trust, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such other liability being expressly waived and released by each other party hereto.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                   BRANDYWINE REALTY TRUST


                                   By: /s/ John M. Adderly, Jr.
                                      ----------------------------------------
                                      John M. Adderly, Jr., Vice President

                                   RAI REAL ESTATE ADVISERS, INC.
                                   as voting trustee of a voting trust dated
                                   November 6, 1996


                                   By: /s/ Richard K. Layman
                                      ----------------------------------------
                                      Richard K. Layman, President





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